Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. DETAILS STRENGTHENING BUSINESS TRENDS
-- Expects Third Quarter Earnings Per Share Of $0.30 to $0.32 --

SUFFERN, NY – APRIL 13, 2009 - Dress Barn, Inc. (NASDAQ - DBRN) announced today that it has experienced improved trends across the Company’s businesses.  As a result, the Company currently expects to report earnings per diluted share in the range of approximately $0.30 to $0.32 for its fiscal third quarter ending April 25, 2009.  The Company estimates that results for the third quarter are likely to include flat comparable store sales.  The Company expects to communicate a narrower fiscal 2009 earnings guidance range when it reports its fiscal third quarter results on May 21, 2009.

David R. Jaffe, President and Chief Executive Officer stated, “We are pleased with a good reception to our Spring merchandise assortment of fresh, fashion-forward looks at excellent value.  We are also benefiting from our prior actions to create a clean inventory position.  Finally, our cost cutting initiatives have improved our overall efficiency.  Our planning continues to assume a challenging market environment, and we will remain vigilant on further improving our business.  We remain well positioned, particularly given our strong balance sheet, to deliver good financial results and to be in a position to create value to our shareholders.”

The Company also noted that it will participate at the UBS Specialty Retail Conference which will be held at One International Place, Boston, Massachusetts on Tuesday, April 14, 2009.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands.  As of March 28, 2009, the Company operated 841 dressbarn stores in 47 states and 704 maurices stores in 44 states. For more information, please visit www.dressbarn.com and www.maurices.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 26, 2008 and Form 10-Q for the quarter ended January 24, 2009.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600